Exhibit 10.51

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of June 1, 2013, by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10106 and Stephen Theriot (“Executive”).

Recitals

The Company and Executive desire to set forth the terms upon which the Executive will enter into employment with Vornado Realty Trust or its affiliate (the “Company”);

NOW, THEREFORE,  in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.                  Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.                  Term.  The term of Executive’s employment hereunder by the Company (the “Employment Period”) will commence on the Effective Date and will continue “at will” thereafter and may be terminated by either party at any time on 60 days’ notice.  The “Effective Date” will mean the later of (a) June 1, 2013 and (b) such date as Executive is deemed “independent” from his former employer for the purposes of the rules and regulations of the Securities and Exchange Commission; provided, if the Effective Date has not occurred on or prior to June 15, 2013, this Agreement will automatically terminate and become null and void, without any force and effect (including, without obligation, any obligation of any party to make any severance, termination or other payments hereunder or otherwise).

3.                  Position and Duties.  During the Employment Period, Executive will serve as Chief Financial Officer (or such other position as the parties may agree), and will report to the Chief Executive Officer of the Company.  Executive will have those powers and duties normally associated with the position of Chief Financial Officer and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer, Chairman of the Board, the Board of Trustees or the Audit Committee of the Board of Trustees of the Company, provided  that such other powers and duties are consistent with Executive’s position as Chief Financial Officer of the Company.  Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and its affiliates.  Without the consent of the Company, during the Employment Period, Executive will not serve on the board of directors or any similar governing body of any for-profit entity.  Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10(a), (b)  or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by the Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.                  Place of Performance. The principal place of employment of Executive will be at the Company’s offices in Paramus, New Jersey.

5.                  Compensation and Related Matters.

(a)                Base Salary.  During the Employment Period the Company will pay Executive a base salary at the rate of not less than $1,000,000 per year (“Base Salary”).  Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)               Annual Bonus (Annual Incentive Awards).  During the Employment Period, Executive will be entitled to receive an annual bonus (payable in cash and/or equity of the Company at the discretion of the Company) on the same basis as other senior executives commensurate with his position with the Company to be determined in the discretion of the Company.  The target for such bonus for 2013 will be not less than $500,000 (pro rated for the portion of the year served).

(c)                Long-Term Incentive Awards.  During the Employment Period, Executive will be eligible to participate in the Company’s long-term incentive compensation plans with the amounts of any awards to be determined at the discretion of the Company.

(d)               Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

(e)                Expenses.  The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f)                Vacation.  Executive will be entitled to four weeks of vacation annually.

(g)               Signing Bonus.  Executive will receive a signing bonus of $100,000 payable in the ordinary course at the first pay period following his reporting for duties with the Company.

6.                  Reasons for Termination.  Executive’s employment hereunder may or will be terminated during the Employment Period under the following circumstances:

(a)                Death.    Executive’s employment hereunder will terminate upon his death.

(b)               Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of 180 days, the Company will have the right to terminate Executive’s employment hereunder for “Disability”.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment terminates.

(c)                Cause.  The Company will have the right to terminate Executive’s employment for Cause.  For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)                 conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)               willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) that Executive fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to Executive that sets forth in reasonable detail the basis of Executive’s failure to use reasonable best efforts to substantially perform his duties hereunder; or

(iii)             willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

(d)               Good Reason.  Executive may terminate his employment for “Good Reason” within 60 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided  that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):

(i)                 the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Chief Financial Officer of the Company or a material and adverse alteration in the nature of Executive’s duties, responsibilities or authority;

(ii)               a change in reporting responsibilities of the Executive (provided, that reporting or not reporting to Mr. Joseph Macnow will not be deemed a change in reporting responsibilities);

(iii)             a material reduction by the Company in Executive’s Base Salary;

(iv)             the relocation of the Company’s principal executive offices or Executive’s own office location to a location outside of a 30-mile radius of its existing headquarters in New York City or Paramus, New Jersey; or

(v)               the Company’s material breach of any of the provisions of this Agreement.

Executive’s continued employment during the 60-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e)                Without Cause.  The Company has the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7).  This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)                Without Good Reason.  Executive will have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.                  Termination Procedure.

(a)                Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c)  or (d).

(b)               Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to the Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)                Removal from any Boards and Position.  Upon the termination of Executive’s employment with the Company for any reason, he shall be deemed to resign (i) from the board of directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

8.                  Compensation upon Termination.    This Section provides the exclusive payments and benefits to be paid or provided Executive as a result of his termination of employment.

(a)                Termination for Any Reason.  Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive (other than for Good Reason) or upon expiration of the Employment Period, the Company will:

(i)                 pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination any earned but unpaid Base Salary and any accrued unused vacation pay, through the Date of Termination,

(ii)               reimburse Executive as soon as practicable following the Date of Termination for any amounts due Executive pursuant to Section 5(e) (unless such termination occurred as a result of misappropriation of funds); and

(iii)             provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plan or programs of the Company.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company.

Except as expressly provided in Sections 8(b) or (c)  below, Executive shall not be entitled to anything further from the Company as a result of the termination of his employment, regardless of the reason for such termination.

(b)               Termination by Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, the Company will, subject to the following paragraph, pay to Executive a lump sum amount equal to the Severance Amount.  The “Severance Amount” will be equal to the sum of the Executive’s: (i) current Base Salary, and (ii) average annual incentive bonus earned by Executive, if any, for each of the two fiscal years immediately preceding the Date of Termination.  From the Effective Date through the second anniversary thereof, the Severance Amount will not be less than $1.3 million.

As a condition to the payments and other benefits pursuant to the preceding paragraph (other than payments and benefits provided in Section 8(a) hereof), Executive must execute a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay.  Subject to Section 9 hereof, the lump sum payment set forth above shall be paid to Executive within 30 days after such Release becomes effective; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, such payment shall, subject to Section 9 hereof, be paid in January of the immediately following calendar year.

(c)                Disability.   In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof.

(d)               Death.  If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof.

9.                  409A and Termination.  Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 8 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.”  For purposes of the foregoing, the Identification Date shall be December 31.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

10.              Confidential Information, Ownership of Documents; Non-Competition.

(a)                Confidential Information.  During the Employment Period and for a period of one year thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).  Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)               Removal of Documents; Rights to Products.  Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by his alone or in conjunction with others at any time while employed by the Company.  In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)                Protection of Business.  During the Employment Period and until the first anniversary of the applicable Date of Termination the Executive will not (i) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of any of the Company, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Company to leave the employ of any of the Company.  Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded corporation, whether or not such corporation is in competition with the Company.  If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the date of termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate).

(d)               Injunctive Relief.  In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)                Continuing Operation.  Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

11.              Indemnification.  The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company, Alexander’s, Inc. or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company or Alexander’s, Inc. and shall inure to the benefit of his heirs, executors and administrators.

12.              Successors; Binding Agreement.

(a)                Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)               Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.  If Executive should die following his Date of Termination while any amounts would still be payable to his hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

13.              Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Stephen Theriot
51 Greenbriar Drive
Summit, New Jersey  07091
(908-273-4350)

If to the Company:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Tel:  212-894-7000

Attention:  Joseph Macnow and Alan J. Rice

14.              Resolution of Differences Over Breaches of Agreement.  The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 10 of this Agreement.  If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.

15.              Miscellaneous.

(a)    Amendments.   No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)   Full Settlement.  The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others.  In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

16.              Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which the Executive is a participant on the Commencement Date.

17.              409A Compliance.

(a)                This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A.  For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)               All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)                Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

18.              Representations.  Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit his from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.

19.              Withholding Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement income taxes that are required to be withheld pursuant to any applicable law or regulation.

20.              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

VORNADO REALTY TRUST		EXECUTIVE

By:	/s/ Joseph Macnow	/s/ Stephen Theriot
	Joseph Macnow Executive Vice President – Finance and Admnistration	Stephen Theriot